THE GAP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE


                                           Thirteen Weeks Ended
                                     May 3, 1997       May 4, 1996
                                                                        .
Net earnings ($000)                      $ 84,304           $81,573

Weighted average shares of
common stock outstanding
during the period                     273,469,190       288,010,684

Add incremental shares
from assumed exercise of stock
options (primary)                       4,058,358         3,314,299

                                      277,527,548       291,324,983

Primary earnings per share            $      0.30       $      0.28

Weighted average shares of
common stock outstanding
during the period                     273,469,190       288,010,684

Add incremental shares from
assumed exercise of stock
options (fully-diluted)                 4,061,282         3,808,505

                                      277,530,472       291,819,189

Fully-diluted earnings
per share                             $      0.30       $      0.28


NOTE:
(1 The information provided above is presented in accordance with Regulation
    S-K,Item 601(b)(11), while net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Opinion 15. The information in this exhibit is not required under APB Opinion 15, as the difference between primary and fully-diluted earnings per share and earnings per share calculated on a weighted average share bases is less than 3%.

(2 All share and per share data have been restated to reflect the 2-for-1 split of common stock in the form of a stock dividend effective April 10, 1996.